August 13, 2014

The Board of Directors
iPayment Holdings, Inc.
iPayment, Inc.
30721 Russell Ranch Rd, Suite 200
Westlake Village, CA 91362

Gentlemen:

Note 1 of the Notes to the Consolidated Financial Statements of iPayment Holdings, Inc. and iPayment, Inc. (collectively, the Company) included in its Form 10-Q for the period ended June 30, 2014 describes a change in the method of accounting regarding the date of the Company’s annual goodwill and indefinite-lived intangible asset impairment test from May 31 to the first day of the fourth quarter. There are no authoritative criteria for determining a ’preferable’ annual impairment test date based on the particular circumstances; however, we conclude that such a change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances. We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of any financial statements of the Company as of any date or for any period subsequent to December 31, 2013, and therefore we do not express any opinion on any financial statements of iPayment Holdings, Inc. or iPayment, Inc. subsequent to that date.

Very truly yours,

/s/ Ernst & Young LLP
Los Angeles, California